Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Jack McCarthy, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2025 First Quarter and Season Pass Sales Results, and Announces 2025 Capital Plan
BROOMFIELD, Colo. - December 9, 2024 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2025 ended October 31, 2024, provided season pass sales results for the 2024/2025 season, updated fiscal 2025 net income attributable to Vail Resorts, Inc. guidance and reaffirmed fiscal 2025 Resort Reported EBITDA guidance, announced capital investment plans for calendar year 2025, declared a dividend payable in January 2025, and announced first quarter share repurchases.
Highlights
•Net loss attributable to Vail Resorts, Inc. was $172.8 million for the first quarter of fiscal 2025 compared to net loss attributable to Vail Resorts, Inc. of $175.5 million in the same period in the prior year.
•Resort Reported EBITDA loss was $139.7 million for the first quarter of fiscal 2025, which included $2.7 million of one-time costs related to the previously announced two-year resource efficiency transformation plan and $0.9 million of acquisition and integration related expenses, compared to a Resort Reported EBITDA loss of $139.8 million for the first quarter of fiscal 2024, which included $1.8 million of acquisition and integration related expenses.
•Pass product sales through December 3, 2024 for the upcoming 2024/2025 North American ski season decreased approximately 2% in units and increased approximately 4% in sales dollars as compared to the period in the prior year through December 4, 2023. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.
•The Company has made certain adjustments to its guidance for net income attributable to Vail Resorts, Inc. primarily related to a gain recorded during the first quarter of fiscal 2025, which impacted Real Estate Reported EBITDA. For fiscal 2025, the Company now expects $240 million to $316 million of net income attributable to Vail Resorts, Inc. and reaffirmed its Resort Reported EBITDA guidance of $838 million to $894 million.
•The Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock that will be payable on January 9, 2025 to shareholders of record as of December 26, 2024 and repurchased approximately 0.1 million shares during the quarter at an average price of approximately $174 for a total of $20 million.
Commenting on the Company’s fiscal 2025 first quarter results, Kirsten Lynch, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American and European mountain resorts are generally not open for ski season. The quarter’s results were driven by winter operations in Australia and summer activities in North America, including sightseeing, dining, retail, lodging, and administrative expenses.
“Resort Reported EBITDA was consistent with the prior year, driven by growth in our North American summer business from increased activities spending and lodging results. This growth was offset by a decline in Resort Reported EBITDA of $9 million compared to the prior year from our Australian resorts due to record low snowfall and lower demand, cost inflation, the inclusion of Crans-Montana, and approximately $2.7 million of one-time costs related to the two-year resource efficiency transformation plan and $0.9 million of acquisition and integration related expenses.”
Regarding the Company’s resource efficiency transformation plan, Lynch said, “Vail Resorts continues to make progress on its two-year resource efficiency transformation plan, which was announced in our September 2024 earnings. The two-year Resource Efficiency Transformation Plan is designed to improve organizational effectiveness and scale for operating leverage as the Company grows globally. Through scaled operations, global shared services, and expanded workforce management, the Company expects $100 million in annualized cost efficiencies by the end of its 2026 fiscal year. We will provide updates as significant milestones are achieved.”
Turning to season pass results, Lynch said, “Our season pass sales highlight the compelling value proposition of our pass products and our commitment to continually investing in the guest experience at our resorts. Over the last four years, pass product sales for the 2024/2025 North American ski season have grown 59% in units and 47% in sales dollars. For the upcoming 2024/2025 North American ski season, pass product sales through December 3, 2024 decreased approximately 2% in units and increased approximately 4% in sales dollars as compared to the period in the prior year through December 4, 2023. This year’s results benefited from an 8% price increase, partially offset by unit growth among lower priced Epic Day Pass products. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying an exchange rate of $0.71 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. For the period between September 21, 2024 and December 3, 2024, pass product sales trends improved relative to pass product sales through September 20, 2024, with unit growth of approximately 1% and sales dollars growth of approximately 7% as compared to the period in the prior year from September 23, 2023 through December 4, 2023, due to expected renewal strength, which we believe reflects delayed decision making.
“Our North American pass sales highlight strong loyalty with growth among renewing pass holders across all geographies. For the full selling season, the Company acquired a substantial number of new pass holders, however the absolute number of new guests was smaller compared to the prior year, driving the overall unit decline for the full selling season. New pass holders come from lapsed guests, prior year lift ticket guests, and new guests to our database. The Company achieved growth from lapsed guests, who previously purchased a pass or lift ticket but did not buy a pass or lift ticket in the previous season. The decline in new pass holders compared to the prior year was driven by fewer guests who purchased lift tickets in the past season and from guests who are completely new to our database, which we believe was impacted by last season’s challenging weather and industry normalization. Epic Day Pass products achieved unit growth driven by the strength in renewing pass holders. We expect to have approximately 2.3 million guests committed to our 42 North American, Australian, and European resorts in advance of the season in non-refundable advance commitment products this year, which are expected to generate over $975 million of revenue and account for approximately 75% of all skier visits (excluding complimentary visits).”
Lynch continued, “Heading into the 2024/2025 ski season, we are encouraged by our strong base of committed guests, providing meaningful stability for our Company. Additionally, early season conditions have allowed us to open some resorts earlier than anticipated, including Whistler Blackcomb, Heavenly, Northstar, Kirkwood, and Stevens Pass. Early season conditions have also enabled our Rockies resorts to open with significantly improved terrain relative to the prior year, including the opening of the legendary back bowls at Vail Mountain opening the earliest since 2018. Our resorts in the East are experiencing typical seasonal variability for this point in the year, with all resorts planned to open ahead of the holidays. We are continuing to hire for the winter season, and are on track with our staffing plans and have achieved a strong return rate of our frontline employees from the prior season. Lodging bookings at our U.S. resorts for the upcoming season are consistent with last year. At Whistler Blackcomb, lodging bookings for the full season are lagging prior year levels, which may reflect delayed decision making following challenging conditions in the prior year.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2024, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Mountain segment net revenue increased $0.8 million, or 0.5%, to $173.3 million for the three months ended October 31, 2024 as compared to the same period in the prior year, primarily driven by an increase in summer visitation at our North American resorts as a result of improved weather conditions compared to the prior year, which generated increases in on-mountain summer activities revenue, sightseeing revenue, and dining revenue. These increases were partially offset by a decrease in lift revenue from our Australian resorts as a result of reduced visitation from weather-related challenges that impacted terrain and resulted in early closures in the current year, and a decrease in retail/rental revenue driven by the impact of broader industry-wide customer spending trends which negatively impacted retail demand, particularly at our Colorado city store locations.
•Mountain Reported EBITDA loss was $144.1 million for the three months ended October 31, 2024, which represents a decrease of $4.5 million, or 3.3%, as compared to Mountain Reported EBITDA loss for the same period in the prior year, primarily driven by our Australian operations, which experienced weather-related challenges that impacted terrain and resulted in early closures, as well as incremental off-season losses from the addition of Crans-Montana (acquired May 2, 2024), partially offset by an increase in summer operations at our North American resorts, which benefited from warm weather conditions late in the season. Mountain segment results also include one-time operating expenses attributable to our resource efficiency transformation plan of $2.0 million for the three months ended October 31, 2024, as well as acquisition and integration related expenses of $0.9 million and $1.8 million for the three months ended October 31, 2024 and 2023, respectively.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) increased $5.4 million, or 6.9%, to $83.8 million for the three months ended October 31, 2024 as compared to the same period in the prior year, primarily driven by positive weather conditions in the Grand Teton region, which enabled increased room pricing and drove increases in owned hotel rooms revenue. Additionally, dining revenue and golf revenue increased each primarily as a result of increased summer visitation at our North American mountain resort properties.
•Lodging Reported EBITDA was $4.4 million for the three months ended October 31, 2024, which represents an increase of $4.6 million, as compared to Lodging Reported EBITDA loss for the same period in the prior year, primarily as a result of favorable weather conditions which drove increased visitation in the Grand Teton region and at our mountain resort properties. Lodging segment results also include one-time operating expenses attributable to our resource efficiency transformation plan of $0.7 million for the three months ended October 31, 2024.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $260.2 million for the three months ended October 31, 2024, an increase of $5.9 million as compared to Resort net revenue of $254.3 million for the same period in the prior year.
•Resort Reported EBITDA loss was $139.7 million for the three months ended October 31, 2024, compared to Resort Reported EBITDA loss of $139.8 million for the same period in the prior year.

Real Estate Segment
•Real Estate Reported EBITDA was $15.1 million for the three months ended October 31, 2024, an increase of $9.7 million as compared to Real Estate Reported EBITDA of $5.4 million for the same period in the prior year. During the three months ended October 31, 2024, the Company recorded a gain on sale of real property for $16.5 million related to the resolution of the October 2023 Eagle County District Court final ruling and valuation regarding the Town of Vail’s condemnation of the Company’s East Vail property that was planned for Vail Resorts’ incremental affordable workforce housing project, as compared to the same period in the prior year, during which we recorded a gain on sale of real property for $6.3 million related to a land parcel sale in Beaver Creek, Colorado.
Total Performance
•Total net revenue increased $1.7 million, or 0.7%, to $260.3 million for the three months ended October 31, 2024 as compared to the same period in the prior year.
•Net loss attributable to Vail Resorts, Inc. was $172.8 million, or a loss of $4.61 per diluted share, for the first quarter of fiscal 2025 compared to a net loss attributable to Vail Resorts, Inc. of $175.5 million, or a loss of $4.60 per diluted share, in the prior year.
Outlook
The Company’s Resort Reported EBITDA guidance for the year ending July 31, 2025 is unchanged from the prior guidance provided on September 26, 2024. The Company is updating its guidance for net income attributable to Vail Resorts, Inc., which it now expects to be between $240 million and $316 million, up from the prior guidance range of $224 million to $300 million. The primary difference is due to a $17 million increase from the gain on sale of real property related to the resolution of the October 2023 Eagle County District Court final ruling and valuation regarding the Town of Vail’s condemnation of the Company’s East Vail property that was planned for Vail Resorts’ incremental affordable workforce housing project, a transaction that has been recorded as Real Estate Reported EBITDA. Additionally, the guidance is updated to include a decrease in expected interest expense of approximately $2 million which assumes that interest rates remain at current levels for the remainder of fiscal 2025. These changes have no impact on expected Resort Reported EBITDA. The Company continues to expect Resort Reported EBITDA for fiscal 2025 to be between $838 million and $894 million, including approximately $27 million of cost efficiencies and an estimated $15 million in one-time costs related to the multi-year resource efficiency transformation plan, and an estimated $1 million of acquisition and integration related expenses specific to Crans-Montana. As compared to fiscal 2024, the fiscal 2025 guidance includes the assumed benefit of a return to normal weather conditions after the challenging conditions in fiscal 2024, more than offset by a return to normal operating costs and the impact of the continued industry normalization, impacting demand. Additionally, the guidance reflects the negative impact from the record low snowfall and related shortened season in Australia in the first quarter of fiscal 2025, which negatively impacted demand and resulted in a $9 million decline of Resort Reported EBITDA compared to the prior year period. After considering these items, we expect Resort Reported EBITDA to grow from price increases and ancillary spending, the resource efficiency transformation plan, and the addition of Crans-Montana for the full year.
The guidance also assumes (1) a continuation of the current economic environment, (2) normal weather conditions for the 2024/2025 North American and European ski season and the 2025 Australian ski season, and (3) the foreign currency exchange rates as of our original fiscal 2025 guidance issued September 26, 2024.
Foreign currency exchange rates have experienced recent volatility. Relative to the current guidance, if the currency exchange rates as of yesterday, December 8, 2024 of $0.71 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada, $0.64 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia, and $1.14 between the Swiss Franc and U.S. Dollar related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland were to continue for the remainder of the fiscal year, the Company expects this would have an impact on fiscal 2025 guidance of approximately negative $5 million for Resort Reported EBITDA.
The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2025 for Total Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Total Reported EBITDA guidance.

	Fiscal 2025 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2025 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$240,000	$316,000
Net income attributable to noncontrolling interests	23,000	17,000
Net income	263,000	333,000
Provision for income taxes (1)	91,000	115,000
Income before income taxes	354,000	448,000
Depreciation and amortization	295,000	279,000
Interest expense, net	174,000	166,000
Other (2)	21,000	13,000
Total Reported EBITDA	$844,000	$906,000

Mountain Reported EBITDA (3)	$818,000	$872,000
Lodging Reported EBITDA (4)	16,000	26,000
Resort Reported EBITDA (5)	838,000	894,000
Real Estate Reported EBITDA	6,000	12,000
Total Reported EBITDA	$844,000	$906,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards may be in-the-money depending on the current value of the stock price.

(2) Our guidance includes certain forward looking known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any forward looking change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material. Additionally, our guidance excludes the impact of any future sales or disposals of land or other assets which are contingent upon future approvals or other outcomes.

(3) Mountain Reported EBITDA also includes approximately $25 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.74 between the Canadian dollar and U.S. dollar, related to the operations of Whistler Blackcomb in Canada; an exchange rate of $0.67 between the Australian dollar and U.S. dollar, related to the operations of our Australian ski areas; and an exchange rate of $1.18 between the Swiss franc and U.S. dollar, related to the operations of Andermatt-Sedrun and Crans-Montana in Switzerland.

Liquidity and Return of Capital
As of October 31, 2024, the Company’s total liquidity as measured by total cash plus revolver availability was approximately $1,024 million. This includes $404 million of cash on hand, $407 million of U.S. revolver availability under the Vail Holdings Credit Agreement, and $213 million of revolver availability under the Whistler Credit Agreement. As of October 31, 2024, the Company’s Net Debt was 2.8 times its trailing twelve months Total Reported EBITDA.
Regarding the return of capital to shareholders, the Company declared a quarterly cash dividend of $2.22 per share of Vail Resorts’ common stock payable on January 9, 2025 to shareholders of record as of December 26, 2024. In addition, the Company repurchased approximately 0.1 million shares during the quarter at an average price of approximately $174 for a total of $20 million. The Company has 1.6 million shares remaining under its authorization for share repurchases.
Commenting on capital allocation, Lynch said, “We will continue to be disciplined stewards of our shareholders’ capital, prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders. The Company has a strong balance sheet and remains focused on returning capital to shareholders while always prioritizing the long-term value of our shares.”
Capital Investments
Vail Resorts is committed to enhancing the guest experience and supporting the Company’s growth strategies through significant capital investments. For calendar year 2025, the Company plans to invest approximately $198 million to $203 million in core capital, before $45 million of growth capital investments at its European resorts, including $41 million at Andermatt-Sedrun and $4 million at Crans-Montana, and $6 million of real estate related capital projects to complete multi-year transformational investments at the key base area portals of Breckenridge Peak 8 and Keystone River Run, and planning investments to support the development of the West Lionshead area into a fourth base village at Vail Mountain. Including European growth capital investments, and real estate related capital, the Company plans to invest approximately $249 million to $254 million in calendar year 2025. Projects in the calendar year 2025 capital plan described herein remain subject to approvals.
In calendar year 2025, the Company will embark on two multi-year transformational investment plans at Park City Mountain and Vail Mountain.
•Park City Mountain – The transformation of Park City Mountain’s Canyons Village is underway to support a world-class luxury base village experience. These investments will support Park City Mountain in welcoming athletes and fans from across the world who visit the resort as it serves as a venue for the 2034 Olympic Winter Games. As announced in September, we are replacing the Sunrise lift with a new 10-person gondola in partnership with the Canyons Village Management Association in calendar year 2025, which will provide improved access and enhanced guest experience for existing and future developments within Canyons Village. The Company also plans to enhance the beginner and children’s experience by expanding the existing Red Pine Lodge restaurant to upgrade the dining experience for ski and ride school guests, and by improving the teaching terrain surrounding the Red Pine Lodge. These investments are further supported by the construction of the Canyons Village Parking Garage, a new covered parking structure with over 1,800 stalls being developed by TCFC, the master developer of the Canyons Village, which is expected to break ground in spring 2025. Planning of additional investments at Park City Mountain across the mountain experience is underway and additional projects will be announced in the future.
•Vail Mountain – In October 2024, the Company announced the development of West Lionshead area into a fourth base village at Vail Mountain in partnership with the Town of Vail and East West Partners. The new base village will reinforce Vail Mountain's status as a world-class destination, and is anticipated to feature access to the resort’s 5,317 acres of legendary terrain, plus new lodging, restaurants, boutiques, and skier services, as well as community benefits such as workforce housing, public spaces, transit, and parking. In addition, the Company is developing a multi-year plan to invest in base area improvements, lift upgrades, and across the beginner ski and ride school and dining experiences. In calendar year 2025, the Company is planning to renovate guestrooms and common spaces at its luxury Vail hotel, the Arrabelle at Vail Square. Additionally, in calendar year 2025 the Company plans to invest in real estate planning to develop the West Lionshead area.
In addition to embarking on two multi-year transformational investment plans, the Company is planning significant investments across the guest experience in calendar year 2025, including:
•Andermatt-Sedrun – The Company plans to replace the four-person fixed grip Calmut lift and the four-person fixed grip Cuolm lift with two new six-person high speed lifts that will increase capacity and significantly improve the guest experience at the Val Val area. The Company also plans to upgrade and expand snowmaking infrastructure at the Gemsstock area on the western side of the resort to enhance the consistency of the guest experience, particularly in the early season, and significantly improve energy efficiency. In addition, the Company plans to complete the previously announced upgrade of the Sedrun-Milez snowmaking infrastructure and improvements to the Milez and Natschen restaurants. Through calendar year 2025, Vail Resorts will have invested approximately CHF 50 million of a total CHF 110 million capital that was invested as part of the purchase of the Company’s majority ownership stake in Andermatt-Sedrun.
•Perisher – At Perisher in Australia, the Company plans to replace the Mt Perisher Double and Triple Chairs with a new six-person high speed lift, following the capital spending in calendar year 2024 that is continuing into calendar year 2025 to be completed in time for the 2025 winter season in Australia.
•Technology – The Company will be investing in additional new functionality for the My Epic App, including new tools to better communicate with and personalize the experience for our guests. Building on the pilot of My Epic Assistant, a new guest service technology within the My Epic App powered by advanced AI and resort experts, at four resorts for the upcoming 2024/2025 ski season, the Company is planning to invest in more advanced AI capabilities in calendar year 2025.
•Dining – The Company plans to invest in physical improvements to dining outlets at its largest destination resorts to improve throughput.
•Commitment to Zero – The Company plans to continue investing in waste reduction and emissions reduction projects across its resorts to achieve its goal of zero net operating footprint by 2030.
•Breckenridge – The Company is making real estate related investments to complete the multi-year transformation of the Breckenridge Peak 8 base area, where the Company has enhanced the beginner and children's experience and increased uphill capacity with the introduction of a new four-person high speed 5-Chair, new teaching terrain, and a transport carpet from the base, making the beginner experience more accessible.
•Keystone – The Company is investing in acquisition and build out costs for skier services that will reside in the newly developed Kindred Resort at Keystone, a family-friendly luxury ski-in, ski-out lodging residence and Rock Resorts-branded hotel at the base of the River Run Gondola, including new restaurants, a full-service spa, pool and hot tub facilities, and the new home for the Keystone Ski & Ride School, and a retail and rental shop. The Kindred development follows the transformational lift-served terrain expansion project in Bergman Bowl, increasing lift-served terrain by 555 acres with the addition of a new six-person high speed lift, which was completed for the 2023/2024 North American ski season.
In addition to the investments planned for calendar year 2025, the Company is completing significant investments that will enhance the guest experience for the upcoming 2024/2025 North American and European ski season. As previously announced, the Company expects its capital plan for calendar year 2024 to be approximately $189 million to $194 million, excluding $13 million of incremental capital investments in premium fleet and fulfillment infrastructure to support the official launch of My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, $7 million of growth capital investments at Andermatt-Sedrun, $2 million of maintenance and $2 million of integration investments at Crans-Montana, and $3 million of reimbursable capital. Including these one-time investments, the Company’s total capital plan for calendar year 2024 is now expected to be approximately $216 million to $221 million.
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 579-2543 (U.S. and Canada) or +1 (785) 424-1789 (international). The conference ID is MTNQ125. A replay of the conference call will be available two hours following the conclusion of the conference call through December 16, 2024, at 11:59 p.m. eastern time. To access the replay, dial (800) 753-9146 (U.S. and Canada) or +1 (402) 220-2705 (international). The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun and Crans-Montana Mountain Resort in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2025 performance and the assumptions related thereto, including, but not limited to, our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; expectations related to our season pass products; our expectations regarding our ancillary lines of business; capital investment projects; our calendar year 2025 capital plan; our expectations regarding our resource efficiency transformation plan; and the payment of dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to risks related to a prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries and our business and results of operations; risks associated with the effects of high or prolonged inflation, elevated interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the ultimate amount of refunds that we could be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures, or accurately identify the need for, or anticipate the timing of certain capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to resource efficiency transformation initiatives; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; our ability to successfully launch and promote adoption of new products, technology, services and programs; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe, or that acquired businesses may fail to perform in accordance with expectations; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; risks associated with international operations, including fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, which was filed on September 26, 2024.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2024	2023
Net revenue:
Mountain and Lodging services and other	$187,050	$182,834
Mountain and Lodging retail and dining	73,162	71,442
Resort net revenue	260,212	254,276
Real Estate	63	4,289
Total net revenue	260,275	258,565
Segment operating expense:
Mountain and Lodging operating expense	266,264	255,576
Mountain and Lodging retail and dining cost of products sold	28,947	31,295
General and administrative	106,857	108,025
Resort operating expense	402,068	394,896
Real Estate operating expense	1,491	5,181
Total segment operating expense	403,559	400,077
Other operating (expense) income:
Depreciation and amortization	(71,633)	(66,728)
Gain on sale of real property	16,506	6,285
Change in estimated fair value of contingent consideration	(2,079)	(3,057)
Loss on disposal of fixed assets and other, net	(1,529)	(2,043)
Loss from operations	(202,019)	(207,055)
Mountain equity investment income, net	2,151	859
Investment income and other, net	2,493	3,684
Foreign currency loss on intercompany loans	(264)	(4,965)
Interest expense, net	(42,154)	(40,730)
Loss before benefit from income taxes	(239,793)	(248,207)
Benefit from income taxes	58,249	65,160
Net loss	(181,544)	(183,047)
Net loss attributable to noncontrolling interests	8,708	7,535
Net loss attributable to Vail Resorts, Inc.	$(172,836)	$(175,512)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(4.61)	$(4.60)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(4.61)	$(4.60)
Cash dividends declared per share	$2.22	$2.06
Weighted average shares outstanding:
Basic	37,473	38,117
Diluted	37,473	38,117

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2024	2023
Other Data:
Mountain Reported EBITDA	$(144,062)	$(139,525)
Lodging Reported EBITDA	4,357	(236)
Resort Reported EBITDA	(139,705)	(139,761)
Real Estate Reported EBITDA	15,078	5,393
Total Reported EBITDA	$(124,627)	$(134,368)
Mountain stock-based compensation	$5,811	$5,848
Lodging stock-based compensation	819	896
Resort stock-based compensation	6,630	6,744
Real Estate stock-based compensation	61	52
Total stock-based compensation	$6,691	$6,796

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2024	2023	(Decrease)
Net Mountain revenue:
Lift	$40,423	$45,390	(10.9)%
Ski school	6,839	7,178	(4.7)%
Dining	20,628	18,077	14.1%
Retail/rental	29,526	33,474	(11.8)%
Other	75,880	68,336	11.0%
Total Mountain net revenue	173,296	172,455	0.5%
Mountain operating expense:
Labor and labor-related benefits	118,530	112,049	5.8%
Retail cost of sales	15,031	17,821	(15.7)%
General and administrative	92,568	93,168	(0.6)%
Other	93,380	89,801	4.0%
Total Mountain operating expense	319,509	312,839	2.1%
Mountain equity investment income, net	2,151	859	150.4%
Mountain Reported EBITDA	$(144,062)	$(139,525)	(3.3)%

Total skier visits	548	658	(16.7)%
ETP	$73.76	$68.98	6.9%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2024	2023	(Decrease)
Lodging net revenue:
Owned hotel rooms	$28,075	$25,177	11.5%
Managed condominium rooms	11,705	12,003	(2.5)%
Dining	19,952	18,083	10.3%
Golf	7,550	6,376	18.4%
Other	16,501	16,723	(1.3)%
	83,783	78,362	6.9%
Payroll cost reimbursements	3,133	3,459	(9.4)%
Total Lodging net revenue	86,916	81,821	6.2%
Lodging operating expense:
Labor and labor-related benefits	37,227	37,475	(0.7)%
General and administrative	14,289	14,857	(3.8)%
Other	27,910	26,266	6.3%
	79,426	78,598	1.1%
Reimbursed payroll costs	3,133	3,459	(9.4)%
Total Lodging operating expense	82,559	82,057	0.6%
Lodging Reported EBITDA	$4,357	$(236)	1,946.2%

Owned hotel statistics:
ADR	$315.97	$304.03	3.9%
RevPAR	$178.87	$158.97	12.5%
Managed condominium statistics:
ADR	$232.00	$233.92	(0.8)%
RevPAR	$53.07	$50.78	4.5%
Owned hotel and managed condominium statistics (combined):
ADR	$276.02	$269.31	2.5%
RevPAR	$92.03	$82.95	10.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2024	2023
Total Vail Resorts, Inc. stockholders’ equity	$444,099	$633,031
Long-term debt, net	$2,709,955	$2,732,037
Long-term debt due within one year	57,045	69,659
Total debt	2,767,000	2,801,696
Less: cash and cash equivalents	403,768	728,859
Net debt	$2,363,232	$2,072,837

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net loss attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three months ended October 31, 2024 and 2023.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2024	2023
Net loss attributable to Vail Resorts, Inc.	$(172,836)	$(175,512)
Net loss attributable to noncontrolling interests	(8,708)	(7,535)
Net loss	(181,544)	(183,047)
Benefit from income taxes	(58,249)	(65,160)
Loss before benefit from income taxes	(239,793)	(248,207)
Depreciation and amortization	71,633	66,728
Loss on disposal of fixed assets and other, net	1,529	2,043
Change in fair value of contingent consideration	2,079	3,057
Investment income and other, net	(2,493)	(3,684)
Foreign currency loss on intercompany loans	264	4,965
Interest expense, net	42,154	40,730
Total Reported EBITDA	$(124,627)	$(134,368)

Mountain Reported EBITDA	$(144,062)	$(139,525)
Lodging Reported EBITDA	4,357	(236)
Resort Reported EBITDA*	(139,705)	(139,761)
Real Estate Reported EBITDA	15,078	5,393
Total Reported EBITDA	$(124,627)	$(134,368)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended October 31, 2024.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2024
Net income attributable to Vail Resorts, Inc.	$233,081
Net income attributable to noncontrolling interests	14,701
Net income	247,782
Provision for income taxes	105,727
Income before provision for income taxes	353,509
Depreciation and amortization	281,398
Loss on disposal of fixed assets and other, net	9,119
Change in fair value of contingent consideration	46,979
Investment income and other, net	(17,401)
Foreign currency gain on intercompany loans	(561)
Interest expense, net	163,263
Total Reported EBITDA	$836,306

Mountain Reported EBITDA	$797,535
Lodging Reported EBITDA	27,611
Resort Reported EBITDA*	825,146
Real Estate Reported EBITDA	11,160
Total Reported EBITDA	$836,306

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2024.

(In thousands) (Unaudited)
As of October 31, 2024
Long-term debt, net	$2,709,955
Long-term debt due within one year	57,045
Total debt	2,767,000
Less: cash and cash equivalents	403,768
Net debt	$2,363,232
Net debt to Total Reported EBITDA	2.8x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2024 and 2023.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2024	2023
Real Estate Reported EBITDA	$15,078	$5,393
Non-cash Real Estate cost of sales	—	3,607
Non-cash Real Estate stock-based compensation	61	52
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(16,534)	206
Net Real Estate Cash Flow	$(1,395)	$9,258

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2025 guidance.

(In thousands) (Unaudited)
Fiscal 2025 Guidance (2)
Resort net revenue (1)	$3,031,000
Resort Reported EBITDA (1)	$866,000
Resort EBITDA margin (1)	28.6%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance